Exhibit 3.4

State of Delaware Secretary of State Division of Corporations Delivered 01:08 PM 11/08/2009 Filed 01:08 PM 11/08/2009 SRV 091001566 – 2694665 FILE

CERTIFICATE OF AMENDMENT

TO

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SCM MICROSYSTEMS, INC.

SCM Microsystems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the corporation is SCM Microsystems, Inc. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 13, 1996, amended and restated on December 20, 1996, amended and restated March 24, 1997, amended and restated April 9, 1997, and amended and restated October 10, 1997.

SECOND: That the Board of Directors of the Corporation, at a meeting duly held on July 24, 2009, adopted a resolution proposing and declaring advisable the amendment to the Fourth Amended and Restated Certificate of Incorporation and directed that said amendment be submitted for the consideration of the Corporation’s stockholders at the next annual meeting thereof. The proposed amendment is as follows:

The first paragraph of Article IV of the Fourth Amended and Restated Certificate of Incorporation is hereby deleted and the following is substituted in lieu thereof:

“The Corporation is authorized to issue two classes of shares, designated ‘Preferred Stock’ and ‘Common Stock.’ The total number of shares which the Corporation shall have authority to issue is 70,000,000 of which 60,000,000 shares shall be Common Stock at $.001 par value and 10,000,000 shares shall be Preferred Stock at $.001 par value.”

THIRD: That thereafter, at the annual meeting of stockholders of the Corporation duly held on October 29, 2009, upon notice and in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required were voted in favor of the amendment.

FOURTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: That this Certificate of Amendment of the Fourth Amended and Restated Certificate of Incorporation shall be effective on the date of filing with the Secretary of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has made and signed this Certificate of Amendment this 9th day of November, 2009 and affirms the statements contained herein as true under penalty of perjury.

/s/ Martin Wimmer
Name:	Martin Wimmer
Title:	Vice President, Interim Chief Financial Officer